Exhibit 5.1

Simpson Thacher & Bartlett llp
2475 hanover street palo alto, ca 94304
telephone: +1-650-251-5000 facsimile: +1-650-251-5002
Direct Dial Number	E-mail Address

, 2020

Certara, Inc.

100 Overlook Center, Suite 101
Princeton, NJ 08540

Ladies and Gentlemen:

We have acted as counsel to Certara, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) the issuance by the Company of an aggregate of                    shares of common stock, par value $0.01 per share (“Common Stock”) (together with any additional shares of Common Stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Company Shares”), and (ii) the sale of up to                shares of Common Stock by certain selling stockholders identified in the Registration Statement (together with any additional shares of Common Stock that may be sold by such selling stockholders pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act), the “Selling Stockholder Shares”, and together with the Company Shares, the “Shares”).

We have examined the Registration Statement, a form of the share certificate and a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”), each of which have been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

New York	BEIJING	HONG KONG	Houston	LONDON	Los Angeles	SÃO PAULO	TOKYO	Washington, D.C.

Certara, Inc.	-2-	, 2020

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Charter is filed with the Secretary of State for the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance or sale of any of the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Amended Charter has been duly filed with the Secretary of State of the State of Delaware and (2) with respect to the Company Shares, upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

Certara, Inc.	-3-	, 2020

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP